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                                                                    Exhibit 10.9



                 LICENSE AGREEMENT DATED MARCH 31, 1997 BETWEEN
                     THE COMPANY AND FLY TECHNOLOGIES, INC.






                   INFORMATION PLACED IN BRACKETS [ ] HAS BEEN
                    OMITTED IN ACCORDANCE WITH A CONFIDENTIAL
                   TREATMENT REQUEST PURSUANT TO RULE 406 AND
                  HAS BEEN FILED SEPARATELY WITH THE COMMISSION


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                                LICENSE AGREEMENT


This License Agreement, entered into this 31st day of March, 1997 (referred to as the "Agreement") is between:

FLY TECHNOLOGIES, INC., a corporation doing business at 7450 Whitehall Street, Fort Worth, Texas, 76118, hereinafter referred to as "Fly Tech ", and

Frisby Technologies, Inc., a corporation organized under the laws of the State of North Carolina, with its principal place of business at 417 South Main Street, Freeport, New York 11520, hereinafter referred to as "Frisby".


                                    RECITALS

WHEREAS, Frisby is the exclusive worldwide licensee of certain patented and proprietary thermal management technologies and information relating to microencapsulated phase change materials (hereinafter "MicroPCMs") with the right to sublicense; and

WHEREAS, Fly Tech wishes to sublicense Frisby's technologies relating to MicroPCMs for Fly Tech's exclusive use in selected products for the worldwide fishing and hunting gear marketplace; and

NOW, THEREFORE, in consideration of the premises and covenants herein contained, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:


                             ARTICLE I - DEFINITIONS

1.01 MicroPCMs. "MicroPCMs" means microencapsulated phase change materials.

1.02 Thermasorb. "Thermasorb" means ThermasorbTM which is the name of Frisby's thermal additive products based upon its licensed MicroPCM technology. Thermasorb is a trademark of Frisby.

1.03 ComforTemp. "ComforTemp" means ComforTempTM which is the name of Frisby's insulating foam products based upon Frisby's licensed MicroPCM technology. ComforTemp is a trademark of Frisby.

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1.04 Technology. "Technology" means all of Frisby's interest in any inventions, developments, proprietary information, patents, trademarks, trade names, trade secrets, know-how and improvements, whether present or future, relating to MicroPCMs, Thermasorb, and ComforTemp and their incorporation into commercial, industrial and military products, but specifically excluding fibers or fabrics which are coated or embedded with MicroPCMs.

1.05 End-Use Product. "End-Use Product" means
         (a) insulated waders for fishing, hunting, or other outdoor sports or activities; and, (b) any other item containing the Technology or service performed incorporating the Technology into any product that is presently, or may one day be, a sellable product or service of Fly Tech, and which is approved by Frisby as being within the scope of the license granted by this Agreement.

1.06 Royalty. "Royalty" means [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

1.07 Sublicensee Payments. "Sublicensee Payments" means all monies or other consideration received by Fly Tech from any sublicensees for use of the Technology.

1.08 Patent. "Patent" means all patents and applications for patents, including, but not limited to, those that are identified in Exhibit "B" and foreign counterparts thereof, as well as all continuations, continuations-in-part, divisions and renewals of such Patents. Additionally, Patent means all further patents which may be granted regarding a Patent, as well as all reissues, reexaminations, extensions, patents of additions, patents of importation thereof, and any common law rights associated with such Patents.

1.09 Proprietary Information. " Proprietary Information" means all of the following information and materials, whether or not patentable or protected by a copyright, to which Fly Tech receives, or has received, access or which Fly Tech develops or has developed, all or in part, as a result, whether direct or indirect, of the Agreement set forth herein: (i) Frisby's: production processes, marketing techniques, purchasing or supply information, price lists, financial information, customer names and requirements, customer data and other information relating to the MicroPCMs, Thermasorb, ComforTemp and/or any derivation thereof; (ii) discoveries, context and ideas, and the embodiment thereof, including without limitation the nature and results of research and development activities, processes, formulations, techniques and "know how";
(iii) any other materials or information directly related to the MicroPCMs, Thermasorb, ComforTemp and any technology derived from these items; and (iv) all inventions and ideas which are derived from, or relate to, Fly Tech's access to or knowledge of any of the above-enumerated materials and information.

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1.10 Net Sales Revenues. "Net Sales Revenues" means the revenues generated by or to Fly Tech from the sale, lease, or use of End-Use Products whether during the term of this Agreement or subsequently, less the following amounts: reasonable discounts, rebates, or returns actually allowed or granted, all applicable taxes related to the sale and/or use of the End-Use Product, and initial transportation charges of the End-Use Products to customers.

1.11 Effective Date. This Agreement is effective when duly signed by the Parties and Frisby receives the Fee, or the initial installment of the Fee as the case may be.


                          ARTICLE II - GRANT OF LICENSE

2.01 Exclusive License. Frisby grants to Fly Tech a worldwide license to utilize the Technology in order to make, use, sublicense, sell and lease End-Use Products, including but not limited to the right to use Frisby's ComforTemp and Thermasorb Trademarks in the promotion, advertising, and marketing of such products. This License is exclusive with respect to utilizing the Technology in the End-Use Products, but does not preclude or limit Frisby from licensing the Technology to others for products and services other than those listed in this Agreement as End-Use Products or which Frisby subsequently acknowledges in writing to be End-Use Products. Any sublicensing by Fly Tech may only be for End-Use Products and shall require that any sublicensee use Frisby as the sole source of supply for ComforTemp and Thermasorb. Fly Tech will not disclose the Technology to any sublicensee or subcontractor unless that party has agreed in writing to hold all Proprietary Information in confidence and to use the Technology solely for the purpose of designing, developing, manufacturing, assembling or selling the End-Use Products or their components for Fly Tech.

2.02 Term of Agreement. The initial term of this Agreement is for a period beginning with the Effective Date and ending at 11:59 p.m. on December 31, 1999. Provided Fly Tech is not in breach of this Agreement and Fly Tech places a binding purchase order with Frisby not later than May 31, 1999 for at least 50,000 yards of ComforTemp foams to support Fly Tech's fiscal year 2000 production, this Agreement will be automatically extended for an additional one
(1) year period until 11:59 p.m. on December 31, 2000.

2.03 Relationship of Parties. Each party is an independent contractor and under no circumstances shall any party be deemed to be a legal representative, express or implied agent, or employee of another party. No act of any party, and no assistance given from one party to the other, shall be construed to alter this independent contractor relationship.

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              ARTICLE III - PROVISION OF COMFORTEMP AND THERMASORB

3.01 Provision of Thermasorb and ComforTemp. Sole Source Supply. The sole source of supply for all Thermasorb and ComforTemp to Fly Tech (for use by Fly Tech, its subcontractors, sublicensees, or affiliates) to support product development and production shall be Frisby, unless Frisby provides an express written waiver of that right and any such waiver will be only as to a particular order and not of Frisby's right to be the sole source of supply under this Agreement. Frisby shall arrange for the supply of all Thermasorb and ComforTemp required by Fly Tech, its subcontractors, Sublicensees, and/or affiliates.

3.02 Purchase Requirement. At the time of signing this Agreement, Fly Tech agrees to place a purchase order with Frisby for each type and thickness of ComforTemp foam desired by Fly Tech. The purchase order, and any subsequent purchase orders, shall reflect the volume desired in each variety of ComforTemp, minimum purchase requirements, minimum delivery requirements, and shall be based on Frisby's then current price list. A current price list is attached to this Agreement as Exhibit A and Frisby agrees to honor such price list for period of at least thirty (30) days after this Agreement is fully signed by the parties. In order to obtain favorable volume discounts, Frisby grants Fly Tech the right to submit a binding purchase order for all of Fly Tech's anticipated ComforTemp foam needs during the initial term of this Agreement. This special purchase right expires thirty (30) days after the Effective Date. The exercise of this right by Fly Tech does not limit Fly Tech's ability to subsequently purchase additional quantities of ComforTemp foam at the then current pricing.

3.03 Delivery of Product. Fly Tech agrees to submit its purchase orders to Frisby at least ninety (90) days in advance of Fly Tech's on-dock need dates. Further, Fly Tech agrees to maintain an adequate on-hand inventory of ComforTemp to support all its orders due within ninety (90) days. Delivery of goods shall be F.O.B. at the site of ComforTemp manufacture, unless otherwise agreed in a writing signed by both Fly Tech and Frisby.


                              ARTICLE IV - PAYMENTS

4.01 Payments to Frisby. All amounts owed by Fly Tech to Frisby for supply of Thermasorb and ComforTemp or any products or services related thereto provided by Frisby to Fly Tech shall be paid within thirty (30) days after billing by Frisby. Frisby will bill Fly Tech for such products at the time the products are shipped to Fly Tech.

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4.02 Fee. Fly Tech acknowledges upon signing of this Agreement a Fee of [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.]

4.03 Active Promotion By Fly Tech. As consideration for the license granted under this Agreement, Fly Tech agrees to pursue active promotional efforts for the End-Use Products. At a minimum, active promotional efforts means Fly Tech will:

                  [a] design and produce at least one (1) style of End-Use Product for Fly Tech's 1997 product line which will be introduced and promoted at the September 1997 Flyfishing Show;

                  [b] design several End-Use Products for the 1998 product line of Fly Tech and/or its affiliates;

                  [c] actively support leading retailers who wish to create private label waders that incorporate ComforTemp by promptly responding to inquiries, providing samples and requisite information, and providing such other encouragement and support as needed to create a private label wader for the retailer;

                  [d] aggressively promote the sale of End-Use Products by, at a minimum, prominently displaying the End-Use Products at all appropriate fishing, hunting, and outdoor trade shows;

                  [e] include End-Use Products as part of any Fly Tech sponsored tournaments or events, with the ComforTemp name and its Trademark prominently featured in all promotional materials;

                  [f] prominently feature the ComforTemp name and its Trademark in all brochures, advertising and promotional literature that promote the End-Use Products;

                  [g] prominently display the ComforTemp name and its Trademark on "hang tags" on all End-Use Products; and

                  [h] feature the ComforTemp name and its Trademark in all consumer advertising related to End-Use Products.

4.04 Royalty Payments. In addition to the active promotional efforts, Fly Tech agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] The Royalties due shall be paid to Frisby within thirty (30) days following the end of each calendar quarter in which the sales occur.

4.05 Sublicensee Payments. In addition to the active promotional efforts and Royalties, Fly Tech agrees to pay Frisby [This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.] Such payments shall be due and payable to Frisby within thirty days following the end of each calendar quarter in which payments were received by Fly Tech.

4.06 Records Inspection. Fly Tech shall maintain adequate books and records in connection with activity under this Agreement. Once per year Frisby may audit the

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relevant books and records of Fly Tech to ensure compliance with the terms of this Agreement upon reasonable written notice to Fly Tech. Any such audit shall be conducted during regular business hours at Fly Tech's offices and shall not interfere unreasonably with Fly Tech's business activities. Fly Tech agrees in advance to provide all information reasonably relevant to conducting such an audit and that all information provided will be true and correct to the best of Fly Tech's knowledge.


                        ARTICLE V - INTELLECTUAL PROPERTY

5.01 Frisby's Intellectual Property. Fly Tech acknowledges that the Technology and the chemical formulations of Thermasorb and ComforTemp are proprietary and confidential and constitute valuable commercial assets of Frisby. Fly Tech, and any of its related parties, consultants, subcontractors, sublicensees, or affiliates, shall not incorporate the Technology in any applications other than those licensed to Fly Tech under this Agreement.

5.02 Reports of Technical Results. Fly Tech agrees that all information and evaluation results generated by Fly Tech, its consultants, subcontractors, affiliates, or sublicensees, or otherwise obtained during the term of this Agreement, which are related to the Technology, shall be the exclusive property of Frisby, with rights to same licensed to Fly Tech for the term of this Agreement.

5.03 Reporting Obligations. If Fly Tech or its employees, contractors, affiliates, agents, or sublicensees makes a discovery or invention during the term of this Agreement which relates to the Technology, Fly Tech shall promptly make such discovery known to Frisby in writing. If the parties jointly develop, or Fly Tech independently develops, patentable intellectual property related to the Technology, then that technology will be deemed Technology under this Agreement and licensed to Fly Tech accordingly.

5.04 Trademarks. ComforTemp and Thermasorb are Frisby's Trademarks regarding the Technology licensed in this Agreement. Except for the licensed right to use Frisby's Trademarks as set forth herein, during the term of this Agreement and any time after, Fly Tech shall not obtain any right, title or interest to Frisby's Trademarks. All licensed products sold by Fly Tech under the terms of this License Agreement shall appropriately reference one or more of Frisby's Trademarks for ComforTemp or Thermasorb, as designated by Frisby. Further, Fly Tech shall not obtain at any time Trademarks or use any Tradenames that are confusingly similar (as that term is construed under federal trademark law) to the Trademarks that are the subject of this Agreement .

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                   ARTICLE VI - REPRESENTATIONS AND WARRANTIES

6.01 Representation. Frisby represents that it is the exclusive worldwide licensee of and has the right to license or sublicense the Technology, that it has not and will not enter into any conflicting agreement, and that it will pay any renewal or other fees and take any other action necessary for the maintenance of the Patents, Trademarks, and License and to maintain the confidential nature of the Proprietary information in light of the Royalties paid under this Agreement. If use of the Technology is enjoined, Frisby shall provide a suitable substitute or refund all License Fees paid under this Agreement

6.02 Indemnification. Frisby agrees to protect, defend, indemnify and hold Fly Tech harmless from any action brought by a third party alleging an infringement based on the use of the Technology by Fly Tech as licensed under this Agreement. The monetary limit of this indemnity is reasonable defense costs and the extent of Fees paid to Frisby under this Agreement. Under this indemnity provision, the term "Fees" includes Royalties if Fly Tech is ordered as part of the infringement action to disgorge any part of the sales revenue which generated the Royalties. This indemnification specifically excludes any action brought by a third party which claims that Fly Tech has breached any prior or existing agreement with the third party. Further, Fly Tech agrees to protect, defend, indemnify and hold Frisby harmless for reasonable defense costs arising from any action against Frisby which arises out of any such contract action .


                ARTICLE VII - TECHNICAL AND MARKETING ASSISTANCE

7.01 Support. The parties agree to use their mutual best efforts in support of the development and introduction of new products which incorporate the Technology, as well as the promotion and sales of the End-Use Products. As to Fly Tech, this will mean the active promotional efforts as set forth above. For Frisby, this will mean the reasonable support of Fly Tech's End-Use Products by including it in Frisby promotions regarding products incorporating ComforTemp, as well as appearance by Frisby personnel at a reasonable number of sales presentations and trade shows in order to answer any technical questions that potential customers may have regarding ComforTemp.


                     ARTICLE VIII - MISCELLANEOUS PROVISIONS

8.01 Effect of Waiver. No waiver whether express or implied, of any breach of any term, condition, or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or any other term, condition, or obligation of this Agreement of the same or different nature.

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8.02 Notices. Any notice provided for in this Agreement must be in writing. If the notice is given by certified mail, the notice will be deemed to have been given when such certified letter, properly addressed, is mailed. If such notice is given by any other means, it will be deemed to have been given at the time of receipt by the addressee. If such notice is to be given to Fly Tech, copies shall be addressed to Mr. Gerry Walton, President, Fly Tech, Inc., 7450 Whitehall Street, Fort Worth, Texas, 76118. If given to Frisby, copies shall be addressed to Mr. Greg Frisby, Chief Executive Officer, Frisby Technologies, Inc., 417 S. Main Street, Freeport, NY 11520. At any time during this Agreement after giving thirty (30) days advance written notice, either party may designate a replacement address for delivery of formal notices.

8.03 Severability. It is understood and agreed by the parties to this Agreement that if any part, term or provision of this Agreement is held to be illegal by United States courts or in conflict with applicable law, the validity of the remaining portions of the provision shall not be affected, and the rights and obligations of the parties shall be construed and enforced consistent with the intent of this Agreement.

8.04 Interpretation Presumption. This Agreement has been negotiated by the parties hereto and by the respective attorneys for each party. The parties represent and warrant to one another that each has, by counsel or otherwise, actively participated in the finalization of this Agreement, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity should be interpreted against the party which has drafted the document.

8.05 Remedies and Defaults. Each party acknowledges and agrees that unless otherwise stated in this Agreement, the remedies provided in this Agreement shall be in addition to, and not in lieu of, any other remedies provided at law or in equity, including, but not limited to, such injunctive or other equitable relief as may be deemed appropriate by a court of competent jurisdiction. If a party defaults in the performance of its obligations under this Agreement and fails to cure such default within thirty (30) days after receipt of written notice of such default, the non-defaulting party shall have the right to immediately terminate this Agreement and the license provided herein. Notwithstanding termination of this Agreement, the obligation to pay Royalties shall not terminate for so long as End-Use Products are sold.

8.06 Successors and Assigns. This Agreement shall inure to the benefit of the successors, heirs, representatives, or assigns of the parties. However, Fly Tech shall not assign its obligations or interests under this Agreement without prior written approval from Frisby.

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8.07 Choice of Law and Dispute Resolution. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York. If a dispute arises between the parties regarding the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to an award of its reasonable attorneys' fees in addition to any other relief awarded.

8.08 Complete Agreement. This Agreement, including its exhibits, comprises the entire understanding between the parties and supersedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement. Otherwise, the parties to this Agreement are not to be bound by any representations or warranties other than those set forth herein or in a written amendment subsequently entered into by the parties and duly executed by each party.

8.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.10 Warranty of Authority. The individuals actually executing this Agreement personally represent and warrant that they have the necessary power and authority to execute this Agreement on behalf of the party they represent, and that their signatures are sufficient to make this Agreement the binding and enforceable obligation of such party.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED.

FLY TECHNOLOGIES, INC.                      FRISBY TECHNOLOGIES, INC.

By: /s/  Donald C. Walton                 By:   /s/  Gregory S. Frisby
    -------------------------                   -----------------------------
Its: President                              Its:   Chief Executive Officer


Exhibits to be attached:
"A" - [This information has been omitted in accordance with a Confidential
      Treatment Request and has been filed separately with the Commission.] "B" - Patent List

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                                                                    Attachment A


                            FRISBY TECHNOLOGIES, INC.


[This information has been omitted in accordance with a Confidential Treatment Request and has been filed separately with the Commission.









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                                  APPENDIX B -

                         Licensed Intellectual Property

United States Patents

No. 5,499,460              Moldable Foam Insole with Reversible Enhanced
                           Thermal Storage

Pat. Pend.                 Thermally Enhanced Foam Insulation

No. 5,290,904              Thermally Enhanced Heat Shields (Shared with
                           Gateway Technologies, Inc., Boulder, CO)

Pat. Pend.                 Thermal Insulating Coatings Using MicroPCMs

No. 4,807,696              Thermal Energy Storage Apparatus Using Encapsulated
                           Phase Change Materials

No. 4,911,232              Heat Transfer Using MicroPCM Slurries

No. 5,224,356              Thermal Energy Absorbing and Conducting Potting
                           Materials

No. 5,415,222              Microclimate Cooling Garments

No. 5,366,801              Fabric With Reversible Enhanced Thermal Properties
                           (Shared with Gateway Technologies, Inc., Boulder, CO)